Exhibit 10.6

EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”) is made as of the date signed (the “Effective Date”), by and between Crown Electrokinetics Corp., a Delaware corporation with offices at Los Angeles (the “Employer”) and Doug Croxall (the “Executive”). In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:

1. Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

2. Duties. The Executive shall serve the Employer as its Chief Executive Officer. In such capacity, Executive will report to the Board of Directors of Employer and shall have the customary powers, responsibilities, and authorities of Chief Executive Officers of corporations of the size, type, and nature of the Employer, as it exists from time to time, and as are assigned by the Board.

3. Term. The initial term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Term”). On the second anniversary of the Effective Date and on each subsequent anniversary thereafter, the term of Employee’s employment under this Agreement shall automatically renew and extend for a period of twelve (12) months (each such twelve-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than thirty (30) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 6. In addition, in event the Company delivers a written notice of non-renewal to Employee in anticipation of or during the 18-month period following the occurrence of a Change in Control (as defined below), the termination of Employee’s employment upon or following the expiration of the Employment Period (as defined below) shall be treated as a termination of Employee’s employment hereunder and shall entitle the Employee to payments and benefits described in Section 6(g) of this Agreement. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

4. Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a)       Base Salary. During the term of this Agreement, for all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a base salary at the annual rate of $675,000. The base salary shall be payable in periodic installments in accordance with the Employer’s usual practice for its senior executives. In addition, upon successfully securing funding of $15 million or more from the public offering of its common stock, Employer shall promptly issue to Executive one million sixty one thousand, nine hundred five (1,061,905) shares of restricted common stock units (“RSU’s”) of Employer, and make a one-time bonus payment of $400,000. The award of Restricted Stock as set forth above is subject to the Executive executing the form of Agreement called for by the 2020 Long-Term Incentive Plan with one-time vesting of the shares to be 12 months from the Effective Date, subject to the LTIP terms.

(b) Annual Bonus. Executive shall be eligible for discretionary bonus compensation for each complete fiscal year that Executive is employed by the Employer hereunder (the “Bonus”). The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Board (or an empowered committee thereof) annually, in its sole discretion, and communicated to Employee within the first ninety (90) days of the applicable fiscal year (the “Bonus Year”). Each Bonus, if any, shall be paid as soon as administratively feasible after the Board (or an empowered committee thereof) certifies that the applicable performance targets for the applicable Bonus Year have been achieved; and in any event during the fiscal year following the fiscal year with respect to which such Bonus was earned. Notwithstanding anything in this Section 4(b) to the contrary, no Bonus, if any, nor any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by the Company from the Effective Date through the last day of the applicable Bonus Year, except that, in the event that Employee’s employment terminates pursuant to Section 6(b), 6(c), 6(d) or 6(g), Employee shall be eligible to receive a pro rata bonus for the fiscal year in which such termination occurs, payable on the date annual bonuses are paid to similarly situated employees who have continued employment with the Company; provided further that, Employee, whose employment has been terminated pursuant to Section 6(b), 6(c), 6(d), or 6(g), executes on or before the Release Expiration Date (as defined below), and does not revoke within the time provided by the Company to do so, a Release (as defined below).

(c) Long-Term Incentive Plan Awards. Employee shall be eligible to receive annual awards under the 2020 Employee Incentive Plan or any successor thereto (such plan, the “LTIP”) on such terms and conditions as the Board (or an empowered committee thereof) shall determine from time to time. All awards granted to Employee under the LTIP, if any, shall be subject to and governed by the terms and provisions of the LTIP that are in effect from time to time as well as any award agreements evidencing such awards. Nothing herein shall be construed to give Employee any rights to any amount or type of grant or award except as provided in a written award agreement provided to Employee and authorized by the Board (or an empowered committee thereof).

(d) Regular Benefits. The Executive shall be entitled to health insurance benefits from Employer that are provided for senior executive officers of Employer and shall also be entitled to participate in any employee benefit plans, life insurance plans, disability income plans, retirement plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for all or most of its senior executive officers. Participation in any Employer benefit plan shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law, and the discretion of the Board, or any empowered administrative or other empowered committee of the Board provided for in, or contemplated by, any such plan. Except with respect to the aforementioned health insurance benefits, nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer or Parent to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

(e) Vacation. The Executive shall be entitled to paid time off (“PTO”) per year as provided in the Employer’s policies and practices for senior executive officers. All PTO shall be noticed and scheduled in a manner that considers Executive’s duties and responsibilities and the needs of Employer as of the time the PTO is scheduled or noticed. No PTO of any type can be carried forward from one fiscal year to another and, with respect to any termination of employment shall not be compensated except as mandated by law.

(f) Taxation of Payments and Benefits. The Employer shall undertake to make deductions, withholdings, and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(g) Expenses. The Employer shall reimburse the Executive for all reasonable and necessary business-related out-of-pocket expenses incurred or paid by the Executive in performing his duties under this Agreement and that are consistent with applicable policies of the Employer and immediate manager. All payments for reimbursement of such expenses shall be made upon presentation by the Executive of expense statements or vouchers and such other supporting information as the Employer may from time-to-time reasonably request.

5. Extent of Service.

(a) During the Executive’s employment under this Agreement, the Executive shall devote the Executive’s full business time, best efforts and business judgment, skill, and knowledge to the advancement of the Employer’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the Board; provided, that nothing in this Agreement shall be construed as preventing the Executive from:

(i) investing the Executive’s assets in any company or other entity in a manner not prohibited by Section 7(d) and in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made; and

(ii) engaging in religious, charitable, or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

(b) The Executive shall cooperate with the Employer in the event the Employer wishes to obtain key-man insurance on the Executive. Such cooperation shall include, but not be limited to, taking any physical examinations that may be requested by the insurance company.

6. Termination of Employment.

(a) Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for “Cause.” For purposes of this Agreement, “Cause” shall mean:

(i) Employee’s material breach of this Agreement or any other written agreement between Employee and the Company or any subsidiary thereof, including Employee’s breach of any material representation, warranty or covenant made under any such agreement, or Employee’s breach of any policy or code of conduct established by a member of the Company or any subsidiary thereof and applicable to Employee.

(ii) the commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft, or embezzlement on the part of Employee as determined by the Board in its sole discretion exercised in good faith.

(iii) the commission by Employee of, or conviction or indictment of Employee for, or plea of nolo contendere by Employee to, any felony or any crime involving moral turpitude; or

(iv) Employee’s willful failure or refusal, other than due to Disability, to perform Employee’s obligations pursuant to this Agreement or to follow any lawful directive from the Board, as determined by the Board (sitting without Employee, if applicable); provided, however, that if Employee’s actions or omissions as set forth in this Section 6(a)(iv) are of such a nature that the Board determines that they are curable by Employee, such actions or omissions must remain uncured thirty (30) days after the Board has provided Employee written notice of the obligation to cure such actions or omissions.

(b) Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.

(c) Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean:

(i) a material diminution in Employee’s base salary (other than in connection with a Board initiated and approved across-the-board reduction of base salaries that affects similarly-situated employees in substantially the same proportion as Employee) or authority, duties and responsibilities with the Company ; provided, however, that if Employee is serving as an officer or member of the Board (or similar governing body), in no event shall the removal of Employee as an officer or board member, regardless of the reason for such removal, constitute Good Reason.

(ii) a material breach by the Company of any of its covenants or obligations under this Agreement; or

(iii) the relocation of Employee’s principal place of employment (1) by more than fifty (50) miles from the location of Employee’s principal place of employment as of December 31, 2021 or as initiated and approved by the Board, or (2) that results in a commute of more than seventy-five (75) miles from Executive’s primary residence to his or her principal place of employment.

Notwithstanding the foregoing provisions of this Section 6(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions have been satisfied: (A) the condition described in Section 6(c)(i), (ii) or (iii) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within thirty (30) days of the initial existence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the exercise of Employee’s right to Terminate for Good Reason must occur within sixty (60) days of the initial existence of the condition(s) specified in such notice.

(d) Death or Disability. Upon the death or Disability of Employee, Employee’s employment with Company shall terminate with no further obligation under this Agreement of either party hereunder except as provided in Section 4(b). For purposes of this Agreement, a “Disability” shall exist if Employee is unable to perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable), due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) consecutive days or one hundred eighty (180) days in any twelve (12)-month period, whether or not consecutive. The determination of whether Employee has incurred a Disability shall be made in good faith by the Board.

(e) Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 6(b)).

(f) Effect of Termination.

(i) If Employee’s employment hereunder is terminated by the Company for convenience pursuant to Section 6(b) or is terminated by Employee for Good Reason pursuant to Section 6(c), then so long as (and only if) Employee: (A) executes on or before the Release Expiration Date, and does not revoke within the time provided by the Employer to do so, a release of all claims in a form acceptable to the Employer, (the “Release”), which Release among other provisions, shall release each member of the Employer and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Employer and any other member of the Employer or the termination of such employment, but excluding all claims to severance payments Employee may have under this Section 6; and (B) abides by the terms of Section 7, then the Employer shall make a severance payment to Employee in a total amount equal to twelve (12) months’ worth of Employee’s Base Salary (without regard to any reduction that gives rise to Good Reason) for the year in which such termination occurs (such total severance payments being referred to as the “Severance Payment”). The Severance Payment will be paid on the first business day of the Employer that is on or after the Release Expiration Date. on which Employee’s employment terminates (the “Termination Date”).

(ii) If the Release is not executed and returned to the Company on or before the Release Expiration Date, or the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Severance Payment. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date.

(g) Termination upon Change in Control. In lieu of the payments and benefits set forth in Section 6(f)(i), in the event Employee’s employment terminates (1) without Cause in anticipation of, on, or within eighteen (18) months following the date of a Change in Control, or (2) due to Employee’s resignation with Good Reason, in either the case of (1) or (2), in anticipation of or on or within eighteen (18) months following the date of a Change in Control, then subject to Employee signing on or before the Release Expiration Date, and not revoking, the Release, Employee shall receive (x) an amount in cash equal to 24 months’ worth of Employee’s Base Salary (without regard to any reduction that gives rise to Good Reason) for the year in which such termination occurs; (y) an amount in cash equal to two times the average Bonus earned by Employee for each of the three completed calendar years (or such shorter period and annualized for partial years as applicable) preceding the date on which Employee’s employment terminates; and (z) a lump sum payment in an amount equal to the aggregate premiums that would be payable by Employee for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”) for Employee and his or her covered dependents’ continued health and dental coverage for 24 months following the termination date. All such amounts shall be payable in a single lump sum not later than the first business day of the Employer that is on or after the date that is sixty (60) days after the date on which Employee’s employment terminates. For the purposes of this Agreement, the term “Change in Control” means the occurrence of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of at least 50% of the combined voting power entitled to vote generally in the election of directors of the Employer (“Voting Securities”); provided, however, that the following shall not constitute a Change in Control: (1) any such acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Employer, or (2) any such acquisition by or transfer to any affiliate;

(ii) The individuals constituting the Board on the Effective Date (the “Incumbent Directors”) cease for any reason (other than death or disability) to constitute at least majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by Employer’s stockholders was approved by a vote of at least two thirds of the Incumbent Directors (either by a specific vote or by approval of the proxy statement of Parent in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board, which individual, for the avoidance of doubt, shall not be deemed to be an Incumbent Director for purposes of this definition, regardless of whether such individual was approved by a vote of at least two-thirds of the Incumbent Directors;

(iii) The stockholders of the Employer shall approve a reorganization, merger, or consolidation, in each case, with respect to which persons who were the stockholders of Employer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, directly, or indirectly, own outstanding voting securities representing at least fifty-one percent (51%) of the voting securities of the reorganized, merged, or consolidated company; or (iv) a sale of all or substantially all of the assets of Employer.

For purposes hereof, “Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust, or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, Employer. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

7. Confidential Information, Noncompetition and Cooperation.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Parent and/or the Employer which is of value to the Parent and/or the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Parent and/or the Employer. Confidential Information includes, without limitation, financial information, reports and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been developed for the Parent and/or the Employer, or discussed or considered by the management of the Parent and/or the Employer and that have specific application to the Parent and/or the Employer. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Parent and/or the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include the following: information in the public domain, unless due to breach of the Executive’s duties under Section 7(b); any of the items listed in this section that were developed, possessed or created by the Executive prior to the date of this Agreement; or any designs, inventions and other intellectual property conceptualized by the Executive during the period he is employed by the Employer but which are not directly related to the Parent’s and/or the Employer’s business operations.

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Parent and Employer with respect to all Confidential Information. At all times, both during the Executive’s employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information and will not use or disclose any such Confidential Information without the prior written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive’s duties to the Employer.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment, and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer. The Executive will return to the Employer all such materials and property as and when requested by the Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination. Notwithstanding the foregoing, the Executive may retain after the termination of his employment with the Employer copies of his personal notes, diaries, journals, correspondence, expense accounts, communication logs, business cards, contact lists, and other similar materials maintained by the Executive.

(d) Noncompetition and Nonsolicitation. Without the prior written consent of the Board, during the period that the Executive is employed by Employer and, in the event the Executive terminates his employment with the Employer for any reason other than as a result of a material breach by the Employer of any of the Employer’s obligations under this Agreement, or any other agreement to which the Executive and the Employer are now or hereafter parties, for one (1) year thereafter, the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined). Without the prior written consent of the Board, during the period that the Executive is employed by the Employer and, (x) in the event of the termination of the Executive’s employment by the Employer with Cause or (y) in the event the Executive terminates his employment with the Employer for any reason other than as a result of a material breach by the Employer of any of the Employer’s obligations under this Agreement, or any other agreement to which the Executive and the Employer are now or hereafter parties, for one (1) year thereafter, the Executive will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer, and also will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer. The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Parent’s and Employer’s interest in their Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean any business that provides or intends to provide the same or similar services as those provided by the Parent and/or the Employer or any of its subsidiaries in any geographic area then served by Parent (which for this purpose only shall be defined as being within 100 miles of any office or data center currently used or operated by the Parent or any subsidiary of Parent or the Employer) and/or the Employer or any of their subsidiaries.

(e) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Employer that the Executive’s execution of this Agreement, the Executive’s employment with the Employer and the performance of the Executive’s proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(f) and shall pay the Executive for his time at his annual salary rate in effect at the time of the termination of his employment.

(g) Developments. Executive will make full and prompt disclosure to the Employer of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by Executive (alone or jointly with others) or under Executive’s direction during the period of his employment and that pertain directly to the Parent’s and/or Employer’s business operations. Executive acknowledges that all work performed by Executive for Employer hereunder is on a “work for hire” basis, and Executive hereby assigns and transfers, and will assign and transfer, to the Parent and/or Employer and its successors and assigns all of Executive's right, title and interest, including, but not limited to, all patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions, in and to all Developments that (a) relate to the business of the Parent and/or the Employer or any of the products or services of the Parent and/or the Employer; (b) result from tasks assigned to Executive by the Parent and/or the Employer; or (c) result from the use of personal property (whether tangible or intangible) owned, leased or contracted for by the Parent and/or the Employer.

(h) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach.

8. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum, form or location agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in New York, New York in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided, that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the courts of the State of New York. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

11. Assignment; Successors and Assigns, etc. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs, and permitted assigns.

12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its principal executive offices, Attn: Chief Financial Officer, with a copy to Pryor Cashman LLP, 7 Times Square, New York, New York 10036, Attn: M. Ali Panjwani, Esq., and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

16. Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of the State of New York, without giving effect to the conflict of laws principles of such State.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, this Agreement has been executed by the Employer and by the Executive as of the Effective Date.

CROWN ELECTROKINETICS CORP.

By:	/s/ Gizman Abbas
Name:	Gizman Abbas
Board Compensation Committee Chairman
Independent Board Member
June 16, 2021

EMPLOYEE

By:	/s/ Doug Croxall
Name:	Doug Croxall
Chief Executive Officer

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